Exhibit 3.20

CERTIFICATE OF FORMATION

OF

TESORO LOGISTICS NORTHWEST PIPELINE LLC

1.	The name of the limited liability company is:

Tesoro Logistics Northwest Pipeline LLC

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Tesoro Logistics Northwest Pipeline LLC this 3rd day of December 2012.

By:	/s/ Carrie P. Ryan
Authorized Person

Name: Carrie P. Ryan